Exhibit 16.1

April 26, 2013

Securities and Exchange Commission

450 Fifth Street, Northwest

Washington, DC 20549

Re:	Pan Global, Corp. (f/k/a Savvy Business Support, Inc.)
Form 8-K – Item 4.01

To the Securities and Exchange Commission:

We have been provided with a copy of the disclosure Pan Global, Corp., a Nevada corporation formerly known as Savvy Business Support, Inc. (the “Company”), is making in response to Item 304(a) promulgated under Regulation S-K required by Item 4.01 of Form 8-K and have reviewed the same. Please be advised that we agree with the statements made by the Company in response to Item 304(a) under Item 4.01 of the Form 8-K insofar as they pertain to our firm, and hereby consent to the filing of this letter as Exhibit 16.1 to such Form 8-K.

Very truly yours,

/s/ W. T. Uniack & Co. CPA’s P.C.
Woodstock, Georgia